VIRTUAL FINANCIAL SERVICES, INC.
                     2000 STOCK OPTION AND INCENTIVE PLAN

                                 ARTICLE ONE
                                   GENERAL

1.1   PURPOSE OF THE PLAN

      A. This 2000 Stock Option and Incentive Plan (the "Plan") is intended to promote the interests of Virtual Financial Services, Inc., an Indiana corporation (the "Corporation"), by attracting and retaining talented personnel by providing eligible individuals with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its Parent or Subsidiaries).

      B. The Plan shall become effective upon the effective date of the adoption of the Plan by the Corporation's Board of Directors. Such date is hereby designated the "Plan Effective Date."

1.2   DEFINITIONS

      For purposes of the Plan, the following definitions shall be in effect:

      A.    Board:  the Corporation's Board of Directors.

      B.    Change in Control:  a "Change in Control" shall mean:

            (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934
      Act) of 30% or more of either (a) the then outstanding shares of Common Stock of the Corporation (the "Outstanding Corporation Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Corporation, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained either by the Corporation or any corporation controlled by the Corporation ("Affiliate"), or (z) any acquisition by a corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (a), (b) and (c) of subsection (3) of this paragraph B are satisfied; or

            (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board;

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     provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (3) Approval by the shareholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (a) more than 55% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (b) no Person (excluding the Corporation, any employee benefit plan (or related trust) sponsored or maintained by the Corporation, by an Affiliate, or by such corporation resulting from such reorganization merger or consolidation and any Person beneficially owning immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the Outstanding Corporation Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

            (4) Approval by the shareholders of the Corporation of (a) a complete liquidation or dissolution of the Corporation or (b) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in


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     substantially the same proportion as their ownership immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding the Corporation and any employee benefit plan (or related trust) sponsored or maintained by the Corporation, by an Affiliate or by the corporation purchasing the assets and any Person beneficially owning, immediately prior to such sale or other disposition directly or indirectly, 30% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

      C.    Code:  the Internal Revenue Code of 1986, as amended.

      D. Committee: the committee of two (2) or more Board members appointed by the Board to administer the Plan. If no committee is appointed, the Board will serve as the Committee. The composition of the Committee is intended to satisfy Code section 162(m) and Rule 16b-3 promulgated under the 1934 Act, if applicable.

      E.    Common Stock:  shares of the Corporation's common stock.

      F. Disability: the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Plan Administrator has the discretion to determine whether an individual is disabled and that determination will be binding and conclusive.

      G. Domestic Relations Order: any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

      H. Employee: an individual who performs services while in the employ of the Corporation or one or more Parent or Subsidiaries, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance. An Employee will not cease to be an Employee in the case of any Corporation-approved leave of absence.

      I. Exercise Date: the date on which the Corporation shall have received written notice of the option exercise.

      J. Fair Market Value: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

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            (1)   If the Common Stock is not at the time listed or admitted
      to trading on any national securities exchange but is traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

            (2) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

            (3) If the Common Stock is on the date in question neither listed nor admitted to trading on any national securities exchange nor traded on the Nasdaq National Market, then the Fair Market Value of the Common Stock on such date shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

      K. Incentive Option: a stock option which satisfies the requirements of Code Section 422.

      L. 1933 Act: the Securities Act of 1933, as amended from time to time.

      M. 1934 Act: the Securities Exchange Act of 1934, as amended from time to time.

      N. Non-Statutory Option: a stock option that does not meet the requirements of Code Section 422.

      O. Optionee: a person to whom an option is granted under the Discretionary Option Grant.

      P.    Parent:   Any corporation or other legal entity (other than the
Corporation) in an unbroken chain of corporations or other legal entities ending with the Corporation shall be considered to be a parent of the Corporation, provided each such corporation or other legal entity in the unbroken chain (other than the Corporation) owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other corporations or other legal entities in such chain.

      Q. Participant: a person who is issued Common Stock under the Stock Issuance Program.

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      R.    Plan Administrator:  either the Board or, to the extent the
Committee is at the time responsible for the administration of the Plan in accordance with Section 1.4, the Committee.

      S. Qualified Domestic Relations Order: a Domestic Relations Order which substantially complies with the requirements of Code Section 414(p). The Plan Administrator shall have the sole discretion to determine whether a Domestic Relations Order is a Qualified Domestic Relations Order.

      T. Section 12(g) Registration Date: any date on which the initial registration of the Common Stock under Section 12(g) of the 1934 Act becomes effective.

      U. Service: the performance of services for the Corporation (or any Parent or Subsidiary) on a continuous basis as an Employee or on a periodic but consistent basis for the Corporation (or any Parent or Subsidiary) in the capacity of a non-employee member of the Board or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option or stock issuance agreement.

      V. Subsidiary: each corporation or other legal entity (other than the Corporation) in an unbroken chain of corporations or other legal entities beginning with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation or other legal entity (other than the last corporation or other legal entity) in the unbroken chain owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other corporations or other legal entities in such chain.

      W.    10% Shareholder:  the owner of stock (as determined under Code
Section 424(d)) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any parent corporation or subsidiary corporation, as each of those terms is defined in Code Section 424(e) and 424(f), respectively.

1.3   STRUCTURE OF THE PLAN

      A. The Plan shall be divided into two (2) separate components: the Discretionary Option Grant Program specified in Article Two and the Stock Issuance Program specified in Article Three. Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock in accordance with the provisions of Article Two. Under the Stock Issuance Program, eligible individuals may be issued shares of Common Stock directly, either upon a purchase of such shares or upon issuance of such shares as payment or a bonus for services rendered the Corporation or for the Corporation's attainment of financial objectives.

      B. Unless the context clearly indicates otherwise, the provisions of Articles One and Four shall apply to the Discretionary Option Grant Program and the Stock Issuance Program and shall accordingly govern the interests of all individuals under the Plan.

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1.4   ADMINISTRATION OF THE PLAN

      A. Until the Section 12(g) Registration Date, both the Discretionary Option Grant and Stock Issuance Programs shall be administered by the Board. From and after such Section 12(g) Registration Date, the Discretionary Option Grant and Stock Issuance Programs shall be administered solely and exclusively by the Committee.

      B. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

      C. The Plan Administrator shall have power and discretionary authority (subject to the provisions of the Plan) to establish rules and regulations for the proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding option grants or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Discretionary Option Grant or Stock Issuance Program or any outstanding option or share issuance thereunder.

1.5   OPTION GRANTS AND STOCK ISSUANCES

      A. The persons eligible to participate in the Discretionary Option Grant Program under Article Two and the Stock Issuance Program under Article Three shall be limited to the following individuals:

            (1) officers and other employees of the Corporation (or its Parent or Subsidiaries);

            (2)   members of the Board; and

            (3) consultants or other independent advisors who provide Service to the Corporation (or its Parent or Subsidiaries).

      B. Except as limited by the provisions of this Plan, the Code or other applicable law, the Plan Administrator shall have power and discretionary authority to determine (i) with respect to the option grants made under the Discretionary Option Grant Program, which eligible individuals are to receive option grants, the time or times when such options are to be granted, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding; (ii) with respect to stock issuances under the Stock Issuance Program, the number of shares to be issued to each Participant, the vesting schedule (if any) to be applicable to the issued shares and the consideration for which such shares are to be issued; and (iii) any other terms, conditions and restrictions applicable to any such options granted or the stock covered by such options or any such stock issuances.

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1.6   STOCK SUBJECT TO THE PLAN

      A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed one hundred thousand (100,000) shares, subject to adjustment from time to time in accordance with the provisions of this Section 1.6.

      B. In no event shall the aggregate number of shares of Common Stock for which any one individual participating in the Plan may be granted stock options and direct stock issuances exceed twenty-five thousand (25,000) shares per calendar year.

      C. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of Section 2.4), then the shares subject to the portion of each option not so exercised shall be available for subsequent option grants under the Plan. All share issuances under the Plan shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan or the vesting of a direct share issuance made under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the share issuance, and not by the net number of shares of Common Stock actually issued to the holder of such option or share issuance.

      D. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options and direct stock issuances in the aggregate per calendar year and (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Discretionary Option Grant Program.

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                                 ARTICLE TWO
                      DISCRETIONARY OPTION GRANT PROGRAM
2.1   TERMS AND CONDITIONS OF OPTIONS

      Options granted pursuant to the Discretionary Option Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or Non-Statutory Options. Individuals who are not Employees of the Corporation or its parent or subsidiary corporations (as parent corporation and subsidiary corporation are defined in Code Section 424(e) and (f)) may only be granted Non-Statutory Options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section 2.2.

      A.    Exercise Price.

            (1) The exercise price per share shall be fixed by the Plan Administrator in accordance with the following provisions:

                  (i) The exercise price per share of Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of such Common Stock on the grant date.

                  (ii) The exercise price per share of Common Stock subject to a Non-Statutory Option shall be determined by the Plan Administrator.

                  (iii) If the individual to whom the option is granted is a
            10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the grant date.

            (2) The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section 4.1, be payable in cash or check made payable to the Corporation. If the Corporation's outstanding Common Stock is registered under Section 12(g) of the 1934 Act at the time the option is exercised, then the exercise price may also be paid as follows:

                  (i) in shares of Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                  (ii) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (a) to a Corporation-designated brokerage firm to effect the immediate sale of all or a portion of the purchased shares and remit to the Corporation, out of the sale



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          proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for all of the shares being purchased pursuant to this special sale and remittance procedure plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such purchase and sale and (b) to the Corporation to deliver the certificates for the shares to be sold directly to such brokerage firm in order to complete the sale transaction.

            (3) Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

      B. Term and Exercise of Options. Each option granted under this Discretionary Option Grant Program shall be exercisable at such time or times and during such period as is determined by the Plan Administrator and set forth in the instrument evidencing the grant. No such option, however, shall have a maximum term in excess of ten (10) years from the grant date.

      During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee other than by will or by the laws of descent and distribution following the Optionee's death. However, a Non-Statutory Option may be assigned in accordance with the terms of a Qualified Domestic Relations Order. The assigned option may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to such Qualified Domestic Relations Order. The terms applicable to the assigned option (or portion thereof) shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

      C.    Exercise Period.

            (1) Except to the extent otherwise provided pursuant to subsection C(2) below, the following provisions shall govern the exercise period applicable to any options held by the Optionee:

                  (i) If the Optionee is an Employee, should the Optionee cease to remain in Service for any reason other than Disability, death or a termination of employment for cause, then the period during which each outstanding option held by such Optionee is to remain exercisable shall be limited to the three (3)-month period following the date of such cessation of Service.

                  (ii) If the Optionee is an Employee, should the Optionee cease to remain in Service by reason of Disability, then the period during which each outstanding option held by the Optionee is to remain exercisable shall be limited to the twelve
            (12)-month period following the date of such cessation of Service.

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                  (iii) If the Optionee is an Employee, should the Optionee
            cease to remain in Service by reason of death of the Optionee, then the period during which each option held by Optionee is to remain exercisable shall be limited to the twelve (12)-month period following the date of the Optionee's death. During such period, the option may be exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution.

                  (iv) If an Optionee ceases to remain in service by reason of a termination of Service for cause, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding. The Plan Administrator shall determine whether a termination is for cause, and its determination shall be binding and conclusive. To the extent the Optionee's Service with the Corporation is governed by a written agreement with the Corporation at the time of the Optionee's termination, the Plan Administrator shall use the definition of "cause" set forth in such agreement for purposes of making such determination.

                  (v) If the Optionee is a non-employee director, consultant or advisor to the Corporation, should the Optionee cease to remain in Service for any reason other than for cause, then the period during which each outstanding option held by such Optionee is to remain exercisable shall be limited to the twelve
            (12) month period following the date of such cessation of Service.

                  (vi) Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term.

                  (vii) Subject to subsection C(2) below, during the
            applicable exercise period, an option may not be exercised in the aggregate for more than the number of vested option shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of' the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable for any vested option shares for which the option has not been exercised. Except to the extent otherwise provided in this Plan or in an option grant as permitted by this Plan, an option shall, immediately upon the Optionee's cessation of Service for any reason, terminate and cease to be outstanding with respect to any shares for which the option is not then exercisable or in which the Optionee is not otherwise at that time vested.

            (2) To the extent permitted by the Code, the Plan Administrator shall have the power and discretionary authority, exercisable either at the time the option is granted or at any time while the option remains outstanding,

                  (i) to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the limited period

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            in effect under subsection C(1) of this Section 2.1 to such greater period of time as the Plan Administrator shall deem appropriate; provided, that in no event shall such option be exercisable after the specified expiration date of the option term; and/or

                  (ii) to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited exercise period applicable under this paragraph C, not only with respect to the number of shares of Common Stock for which each such option is vested and exercisable at the time of the Optionee's cessation of Service but also with respect to some or all of the additional shares of Common Stock for which the option would have otherwise become vested and exercisable had such cessation of Service not occurred.

      D. Shareholder Rights. An Optionee shall have no shareholder rights with respect to any shares covered by the option until such individual shall have exercised the option, paid the exercise price and become the holder of record of the purchased shares.

      E. First Refusal Rights. Until such time as the Corporation's outstanding shares of Common Stock are first registered under Section 12(g) of the 1934 Act, the Corporation shall have a right of first refusal with respect to any proposed sale or other disposition by the Optionee (or any successor in interest by reason of purchase, gift or other transfer) of any shares of Common Stock issued under this Discretionary Option Grant Program. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the agreement evidencing such right.

2.2.  INCENTIVE OPTIONS

      Under the Code, Incentive Options may only be granted to Employees of the Corporation or a parent corporation or subsidiary corporation as each of those terms is defined in Code Section 424(e) and 424(f), respectively, and must comply with Code Section 422, including the terms and conditions specified below. Except as modified by the provisions of this Section 2.2, all of the provisions of Articles One, Two and Four shall be applicable to Incentive Options. Non-Statutory Option shall not be subject to the terms and conditions of this Section 2.2

      A. Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent corporation or subsidiary corporation, as each of those terms is defined in Code Section 424(e) and 424(f), respectively) may for the first time become exercisable as incentive stock options under the Code during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). Should the number of shares of Common Stock for which any Incentive Option(s) first become(s) exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then the option(s) may nevertheless be exercised in the same or a later calendar year for the excess number of shares as a Non-Statutory Option under the Code. To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the


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exercisability of such options as Incentive Options under the Code shall be applied to the options in the order in which such options were granted.

      B. 10% Shareholder. If any individual to whom an Incentive Option is granted is a 10% Shareholder, then the option term shall not exceed five
(5) years measured from the grant date.

2.3   CHANGE IN CONTROL

      A. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the acceleration of one or more outstanding options upon the occurrence of a Change in Control, whether or not those options are to be assumed or replaced in the Change in Control. The Plan Administrator shall have power and discretionary authority to grant options under the Discretionary Option Grant Program which, in whole or in part, will automatically accelerate in the event of any Change in Control or in the event the Optionee's Service subsequently terminates following the effective date of any Change in Control.

      B. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

      C. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

2.4   CANCELLATION AND REGRANT OF OPTIONS

      The Plan Administrator shall have the power and discretionary authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under this Article Two and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than (i) one hundred percent (100%) of the Fair Market Value per share of Common Stock on the new grant date in the case of a grant of an Incentive Option, or (ii) one hundred ten percent (110%) of such Fair Market Value on the new grant date in the case of a grant to a 10% Shareholder.

                                 ARTICLE THREE

                            STOCK ISSUANCE PROGRAM

3.1   TERMS AND CONDITIONS OF STOCK ISSUANCES



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      Shares of Common Stock may be issued under the Stock Issuance Program directly without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

      A. The shares shall be issued for such valid consideration under the Indiana Business Corporation Law as the Plan Administrator may deem appropriate, including past and future service rendered to the Corporation (or any Parent or Subsidiary). The Plan Administrator may also award bonus shares for past service that are fully and immediately vested upon issuance.

      B. Restricted shares granted under the Plan shall consist of shares of Common Stock, the retention and transfer of which are subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Corporation) as the Plan Administrator shall determine. The terms, conditions and restrictions to which restricted shares are subject shall be evidenced by instruments in such form as the Plan Administrator may from time to time approve and may vary from grant to grant. The Plan Administrator shall have the discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Corporation as a condition precedent to the issuance of restricted shares.

      C. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

      E. The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under this Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

      F. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

      G. The Plan Administrator shall have power and discretionary authority, exercisable upon a Participant's termination of Service, to waive the surrender and cancellation of any or all


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unvested shares of Common Stock (or other assets attributable thereto) at the time held by that Participant, if the Plan Administrator determines such waiver would be an appropriate severance benefit for the Participant.

3.2   CHANGE IN CONTROL

      A. The Plan Administrator shall have the power and discretionary authority to structure one or more awards issued under this Stock Issuance Program to immediately vest in full in the event of any Change in Control or in the event the Participant's Service should subsequently terminate following the effective date of any Change in Control.

      B. The outstanding restricted shares issued under this Stock Issuance Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

3.3   SHARE ESCROW/LEGENDS

      In the Plan Administrator's discretion, unvested shares may be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates.

                                 ARTICLE FOUR

                                 MISCELLANEOUS

4.1   LOANS OR INSTALLMENT PAYMENTS

      A. The Plan Administrator may, in its discretion, assist any Optionee or Participant (including an Optionee or Participant who is an officer of the Corporation) in the exercise of one or more options granted to such Optionee under the Discretionary Option Grant Program or the purchase of one or more shares issued to such Participant under the Stock Issuance Program, including the satisfaction of any Federal, state and local income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or Participant or
(ii) permitting the Optionee or Participant to pay the exercise price or purchase price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option or issuance agreement or otherwise deems appropriate at the time such exercise price or purchase price becomes due and payable. Loans or installment payments may be authorized with or without security or collateral. In all events, the maximum credit available to the Optionee or Participant may not exceed the option or purchase price of the acquired shares plus any Federal, state and local income and employment tax liability incurred by the Optionee or Participant in connection with the acquisition of such shares.

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      B.    The Plan Administrator may, in its discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness in whole or in part upon such terms and conditions as the Plan Administrator may deem appropriate.

4.2   AMENDMENT OF THE PLAN AND AWARDS

      A. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Discretionary Option Grant Program, nor adversely affect the rights of any Participant with respect to Common Stock issued under the Stock Issuance Program prior to such action, unless the Optionee or Participant consents to such amendment. In addition, the Board may not, without the approval of the Corporation's shareholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan or the maximum number of shares for which any one individual participating in the Plan may be granted stock options and direct stock issuances in the aggregate per calendar year, except for permissible adjustments under Section 1.6.C., (ii) materially modify the eligibility requirements for Plan participation or
(iii) materially increase the benefits accruing to Optionees or Participants.

      B. (i) Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program and (ii) shares of Common Stock may be issued under the Stock Issuance Program, which are in both instances in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Discretionary Option Grant Program or the Stock Issuance Program are held in escrow until shareholder approval is obtained for a sufficient increase in the number of shares available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess option grants or excess share issuances are made, then (I) any and all options to purchase excess shares shall terminate and (II) any and all excess shares issued shall be surrendered to the Corporation for cancellation and the Corporation shall promptly refund any purchase price paid for any excess shares, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

4.3   TAX WITHHOLDING

      A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options for such shares or the vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income tax and employment tax withholding requirements.

      B. The Plan Administrator may, in its discretion and in accordance with the provisions of this Section 4.3 and such supplemental rules as the Plan Administrator may from time to time adopt (including the applicable safe-harbor provisions of Rule 16b-3 promulgated under the 34 Act if the Common Stock of the Corporation is publicly traded) provide any or all holders of Non-Statutory Options or unvested shares under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Federal, state and local income and employment tax liabilities incurred by such holders in connection with the exercise of their

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options or the vesting of their shares (the "Taxes"). Such right may be provided to any such holder in either or both of the following formats:

            (1) The holder of the Non-Statutory Option or unvested shares may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the applicable Taxes (not to exceed one hundred percent (100%)) designated by the holder.

            (2) The Plan Administrator may, in its discretion, provide the holder of the Non-Statutory Option or the unvested shares with the election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such individual (other than in connection with the option exercise or share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes incurred in connection with such option exercise or share vesting (not to exceed one hundred percent (100%)) designated by the holder.

4.4   EFFECTIVE DATE AND TERM OF PLAN

      A. The Plan Effective Date is January 1, 2000. If the Plan is amended and such amendment requires shareholder approval, no stock options granted under the Discretionary Option Grant Program shall become exercisable, and no shares of Common Stock issued under the Stock Issuance Program shall vest, unless and until the amended Plan is approved by the Corporation's shareholders within twelve (12) months after such effective date of such amendment. Should such shareholder approval not be obtained, then all stock options and share issuances made under the amended Plan shall terminate and cease to remain outstanding, and no further stock option grants or share issuances shall be made under the amended Plan.

      B. The Plan shall terminate upon the earlier of (i) December 31, 2009 or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of the options granted under the Plan or the issuance of shares (whether vested or unvested) under the Stock Issuance Program. If the date of termination is determined under clause (i) above, then all option grants and unvested share issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

4.5   REGULATORY APPROVALS

      The implementation of the Plan, the granting of any option under the Plan, the issuance of any shares under the Stock Issuance Program, and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

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4.6   USE OF PROCEEDS

      Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes.

4.7   NO EMPLOYMENT/SERVICE RIGHTS

      Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or Service of the Corporation (or any Parent or Subsidiary) for any period of specific duration, and the Corporation (or any Parent or Subsidiary retaining the services of such individual) may terminate such individual's employment or Service at any time and for any reason, with or without cause.

4.8   MISCELLANEOUS PROVISIONS

      A. Except as otherwise expressly provided under the Plan, the right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee or Participant.

      B. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of Indiana as such laws are applied to contracts entered into and performed in such State.

      C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns and the Participants and Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.


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      IN WITNESS WHEREOF, this Plan is effective as of the Effective Date.


VIRTUAL FINANCIAL SERVICES, INC.




By: /s/ David B. Becker
    -------------------------------------------

Printed Name:       David B. Becker
              --------------------------------
Title:           Chief Executive Officer

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